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                                                                  EXHIBIT (a)(5)

                                    FORM OF
                        PROMISE TO GRANT STOCK OPTION(S)

     In exchange for your agreement to cancel certain stock options ("Old Option(s)") you received from E.piphany, Inc. ("E.piphany"), E.piphany hereby promises to grant you a stock option or options, as applicable, covering shares of E.piphany's common stock on November 5, 2001 (the "New Option(s)"). [WHICH IS THE SAME NUMBER OF SHARES SUBJECT TO THE OPTIONS WHICH I TENDERED FOR EXCHANGE AND WHICH WERE CANCELLED ON MAY 2, 2001] [THE EXERCISE PRICE OF EACH NEW OPTION WILL BE THE CLOSING PRICE OF E.PIPHANY'S COMMON STOCK AS LISTED ON THE NASDAQ NATIONAL MARKET ON NOVEMBER 5, 2001.] Each New Option will vest according to the same vesting schedule as the Old Option it replaces, subject to your continued employment with E.piphany on a full-time basis or on your being on a bona fide leave of absence as described below. Each New Option will otherwise be subject to the standard terms and conditions under E.piphany's [1999 STOCK PLAN][2000 NONSTATUTORY STOCK OPTION PLAN] (the "Plan") and applicable form of stock option agreement.

     In order to receive the New Option(s), you must be employed by E.piphany in a full-time capacity or be on a bona fide leave of absence that was approved by E.piphany in writing (if the terms of the leave provide for continued service crediting or when continued service crediting is required by law), as of November 5, 2001. This promise to grant does not constitute a guarantee of employment with E.piphany for any period. Your employment with E.piphany remains "at-will" and can be terminated by either you or E.piphany at any time, with or without cause or notice. If you voluntarily terminate your employment with E.piphany or if E.piphany terminates your employment for any reason before November 5, 2001, you will lose all rights you have to receive any New Options.

     This Promise is subject to the terms and conditions of the Offer to Exchange dated April 3, 2001 the memorandum from Steve Hams, Senior Vice President of Human Resources of E.piphany dated April 3, 2001, and the Election Form previously completed and submitted by you to E.piphany, both of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and E.piphany with respect to this transaction. This Promise may only be amended by means of a writing signed by you and a duly authorized officer of E.piphany.

                                          E.PIPHANY, INC.

                                          By:
                                            ------------------------------------

Date:            , 2001